FOR IMMEDIATE RELEASE                                                                                             EXHIBIT 99
TUESDAY, AUGUST 22, 2006

HURCO REPORTS THIRD QUARTER 2006 RESULTS

INDIANAPOLIS, INDIANA, — August 22, 2006—Hurco Companies, Inc. (Nasdaq:HURC) today announced that for its third fiscal quarter, which ended July 31, 2006, it recorded net income of $3,802,000, or $.59 per share, compared $2,879,000, or $.45 per share, for the corresponding quarter of 2005. For the first nine months of fiscal 2006, Hurco recorded net income of $10,764,000 or $1.68 per share, compared to $9,208,000 or $1.46 per share, for the corresponding 2005 period.

The company noted that its provision for income taxes for the third quarter and first nine months of fiscal 2006 increased by approximately $1,300,000 and $4,000,000, respectively, over the amounts recorded for the corresponding periods of fiscal 2005, due primarily to its prior utilization of substantially all of its domestic net operating loss carryforwards. Income before taxes for the latest quarter was $5,448,000, an increase of 70% over the $3,196,000 reported for the same period one year ago.

Sales and service fees for the third quarter of fiscal 2006 were $36,597,000, an increase of $7,042,000, or 24%, over the corresponding quarter of 2005. The increase was most pronounced in Europe and Asia, where sales and service fees rose 35% and 36%, respectively, and accounted for approximately 69% of total sales for the 2006 quarter, as compared to 63% for the corresponding quarter of fiscal 2005. These results reflected a significant improvement in demand as well as increased shipments of the company’s larger and more highly-priced models in overseas markets, and, to a lesser extent, the favorable effects of a weakened U.S. Dollar in the 2006 third quarter when translating foreign sales into U.S. Dollars for financial reporting purposes. In contrast, for the full nine months ended July 31, 2006, the U.S. Dollar was stronger than in the corresponding period of fiscal 2005, and total sales and service fees increased by only 16% to $105,352,000.

New orders booked in the third quarter of fiscal 2006 were $38,010,000, an increase of $9,118,000, or 32%, over the third quarter of 2005. The dollar value of orders booked was a record for the company and benefited from a significant increase in orders of higher-priced machines from customers in the United Kingdom and Germany, as well as the favorable currency translation effects of the weakened U.S. Dollar during the 2006 third quarter, which accounted for $1,333,000, or 14.6%, of the increase. For the nine months ended July 31, 2006, new orders booked totaled $112,680,000, an increase of $23,972,000, or 27%, over the corresponding 2005 period. As was the case with sales and service fees, the greater strength of the U.S. Dollar on an average basis during the nine-month period in 2006 compared to its level in the 2005 period had an unfavorable impact on the amount of orders recorded in the 2006 period after giving effect to currency translation. Orders booked for the first nine months of fiscal 2006 were unfavorably affected by approximately $2,535,000 due to currency translation.

Hurco’s gross margin for the third quarter of fiscal 2006 was 35.1% compared to 33.4% for the prior year period. The improvement was primarily the result of increased unit volume.

Operating income for the third quarter of fiscal 2006 totaled $5,443,000, or 15% of sales and service fees, compared to $3,226,000, or 11% of sales and service fees, for the same period in the prior year.

Michael Doar, Chief Executive Officer, stated, "We are pleased with the financial results achieved in the third quarter. Order intake in the Europe and Asia continues to be strong while order rates in United States were up only slightly in the third quarter. We are looking forward to showcasing our new products, particularly our new Winmax control, in September at the bi-annual Chicago IMTS trade show, the largest metal working trade show in the United States, which I expect will provide a boost to domestic order activity. I was also pleased with our recent open house in Indianapolis, where over 300 customers attended the event, which featured product demonstrations and seminars. The enthusiasm our products have received at recent trade shows confirms the strength of our product line.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Stephen J. Alesia
Vice President & CFO
317-298-2631

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2006	2005	2006	2005
	(unaudited)		(unaudited)
Sales and service fees	$36,597	$29,555	$105,352	$90,791

Cost of sales and service	23,762	19,692	68,412	60,421
Gross profit	12,835	9,863	36,940	30,370

Selling, general and administrative expenses	7,392	6,637	20,828	19,187
Operating income	5,443	3,226	16,112	11,183

Interest expense	78	79	242	248

Other income (expense), net	83	49	408	(260)

Income before taxes	5,448	3,196	16,278	10,675

Provision for income taxes	1,646	317	5,514	1,467

Net income	$3,802	$2,879	$10,764	$9,208

Earnings per common share

Basic	$0.60	$0.46	$1.71	$1.50
Diluted	$0.59	$0.45	$1.68	$1.46

Weighted average common shares outstanding
Basic	6,308	6,206	6,308	6,156
Diluted	6,392	6,379	6,393	6,325

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2006	2005	2006	2005
	(unaudited)		(unaudited)
Gross margin	35.1%	33.4%	35.1%	33.5%

SG&A expense as a percentage of sales	20.2%	22.5%	19.8%	21.1%

Operating income as a percentage of sales	14.9%	10.9%	15.3%	12.3%

Income before taxes as a percentage of sales	14.9%	10.8%	15.5%	11.8%

Effective Tax Rate	30.2%	9.9%	33.9%	13.7%

Depreciation	385	323	1,117	945

Capital expenditures	921	681	2,117	1,756

Balance Sheet Data:	7/31/2006	7/31/2005

Working capital (excluding short term debt)	$52,747	$38,687

Days sales outstanding	52	48

Inventory turns	2.3	2.4

Capitalization
Total debt	$4,042	$4,365
Shareholders' equity	70,384	51,872
Total	$74,426	$56,237

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	July 31,	October 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$24,504	$17,559
Accounts receivable	22,240	20,100
Inventories	43,171	29,530
Deferred tax assets, net	2,325	3,043
Other	3,605	3,586
Total current assets	95,845	73,818

Property and equipment:
Land	761	761
Building	7,234	7,205
Machinery and equipment	13,385	13,170
Leasehold improvements	1,136	1,102
	22,516	22,238
Less accumulated depreciation and amortization	(13,681)	(13,187)
	8,835	9,051

Deferred tax assets, net	1,382	1,346
Software development costs, less amortization	4,994	3,752
Investments and other assets	6,956	6,147
	$118,012	$94,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,495	$17,051
Accrued expenses	14,603	13,584
Current portion of long-term debt	133	126
Total current liabilities	43,231	30,761

Non-current liabilities:
Long-term debt	3,909	4,010
Deferred credits and other obligations	488	399
Total liabilities	47,628	35,170

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,341,020 and
6,220,220 shares issued, respectively	634	622
Additional paid-in capital	49,731	48,701
Retained earnings	23,765	13,001
Accumulated other comprehensive income	(3,746)	(3,380)
Total shareholders' equity	70,384	58,944
	$118,012	$94,114